Exhibit 10.2

TERADATA INCENTIVE STOCK PURCHASE PLAN

Stock Purchase Agreement

By electing to participate in the Teradata Incentive Stock Purchase Plan (the “Plan”), I acknowledge that I have read and accept this agreement (this “Stock Purchase Agreement”), and I understand and agree to the following conditions:

1.	AUTHORIZATION

I hereby authorize Teradata Corporation (the “Company”) to enroll me in the Plan. Capitalized terms used but not defined in this Stock Purchase Agreement shall have the meaning ascribed to them in the Plan.

I also acknowledge that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) have been received by me via email.

I understand that I may, at any time, withdraw the consents set forth in this document in any case without cost, by contacting in writing my local human resources representative on or before 5:00 p.m. PST on June 15, 2020 (the “Enrollment Deadline”). I understand, however, that on and after the Enrollment deadline, this Stock Purchase Agreement shall become irrevocable and I will no longer have the opportunity to revoke my consents.

2.	ELECTION TO PURCHASE SHARES

I hereby authorize the Company to apply 100% of my Annual Incentive Compensation earned for the 2020 calendar year, if any, to purchase shares of Teradata Common Stock (“Shares”) at the Purchase Price on the date that the Annual Incentive Compensation would otherwise be payable to me (the “Purchase Date”), all as set forth in the Plan.

3.	TAX WITHHOLDING

I acknowledge that, when Shares are purchased under the Plan, I will recognize immediate taxable income equal to the amount of my Annual Incentive Compensation used to purchase Shares, and the Company (or its Subsidiaries) will have certain tax withholding obligations (the “Tax Withholding Obligation”). I acknowledge that the Company will satisfy the Tax Withholding Obligation using the methods summarized below.

Section 16 Officers

I understand that if I am designated as a “Section 16 officer” of the Company, then the Tax Withholding Obligation will be satisfied under the so-called “Net Share Withholding Method”, under which the Company will retain a number of Shares purchased by me under the Plan with a value (based on the prevailing market price) equal to the required Tax Withholding Obligation. I understand that the Tax Withholding Obligation will be based on the maximum statutory tax rates in the applicable taxing jurisdictions.

If I am a Section 16 officer, I expressly consent to the Net Share Withholding Method and agree and acknowledge that I may not satisfy the Tax Withholding Obligation by any other method.

Other Participants

I understand that, if I am not designated as a “Section 16 officer” of the Company, then the Tax Withholding Obligation will be satisfied under a so-called “Sell-to-Cover Method”, under which the Company will arrange a broker-assisted sale of a number of the Shares I purchased under the Plan, promptly after those Shares are credited to the Brokerage Account, with a value (based on the prevailing market price) equal to the Tax Withholding Obligation. The sales proceeds generated under the Sell-to-Cover Method will be remitted to the Company and used to satisfy the Tax Withholding Obligation. I understand that the Tax Withholding Obligation will be based on the minimum statutory tax rates in the applicable taxing jurisdictions.

If I am not a Section 16 officer, I expressly consent to the Sell-to-Cover Method and agree and acknowledge that I may not satisfy the Tax Withholding Obligation by any other method and that I cannot influence how or when the broker-assisted sale will take place.

4.	DATA PRIVACY

I hereby consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Stock Purchase Agreement by and among, as applicable, the Company, its Plan administrators, and any Subsidiaries for the exclusive purpose of implementing, administering and managing my Plan participation.

I understand that the Company may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of all purchase rights, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the Plan (“Data”).

I understand that Data will be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in my country or elsewhere, including the United States, and that the recipient’s country may have different data privacy laws and protections than my country. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom I may elect to deposit any Shares purchased under the Plan.

5.	ELECTRONIC DELIVERY & ACCEPTANCE

I agree to accept by email all documents relating to the Company, the Plan, this Stock Purchase Agreement, the Prospectus Information and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). I also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify me by email of their availability. I acknowledge that I may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with my ability to access the documents. This consent shall remain in effect until I notify my local human resources representative in writing that the Company should deliver paper documents.

6.	ADDITIONAL ACKNOWLEDGEMENTS

By electing to participate in the Plan, I understand and acknowledge that:

•

the Plan is established voluntarily by the Company, my participation in the Plan is voluntary, and the Company makes no promises or representations about the value or returns of any Shares purchased under the Plan;

•	my participation in the Plan shall not be construed to provide me with any guarantee or assurance of earning or receiving any Annual Incentive Compensation amount whatsoever;

•

the Plan is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan, and all decisions with respect to the Plan and future grants of the right to purchase Shares, if any, will be at the sole discretion of the Company;

•	the future value of any Shares purchased or to be purchased under the Plan is unknown and cannot be predicted with certainty;

•

if Shares are purchased for me on the Purchase Date, the value of those Shares acquired under the Plan may increase or decrease in value, even below the Purchase Price, and the Company is not liable for any decrease in the value of Shares;

•	the Plan is not intended to be, and will not be treated as, an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code;

•	on the date of executing this Stock Purchase Agreement, I do not have any material nonpublic information concerning the Company;

•	I am hereby advised to consult with my personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan; and

•

I agree that, where permitted by local law, any controversy or claim arising out of or related to the Plan or this Stock Purchase Agreement or my employment relationship with the Company shall be resolved by first exhausting the Company’s internal dispute resolution process and policy in place when the dispute arose, and then by arbitration pursuant the Mutual Agreement to Arbitrate All Employment Related Claims attached hereto as Exhibit A.

Please check one of the boxes below and sign and date this Stock Purchase Agreement.

☐	I hereby elect to participate in the Plan on the terms, and subject to the conditions, of the Plan and this Stock Purchase Agreement.

☐	I hereby decline participation in the Plan and therefore do not agree to the terms of this Stock Purchase Agreement.

Full Name

Signature	Date

EXHIBIT A

TERADATA CORPORATION

MUTUAL AGREEMENT TO ARBITRATE ALL EMPLOYMENT RELATED CLAIMS

Teradata Corporation, including its divisions, subsidiaries and related companies (collectively, “Teradata”), believes most employment-related disputes are best resolved through open and honest communication and, when necessary, through the company’s Internal Dispute Resolution Policy (the “IDR Policy”), outlined in detail at CMP 706. If a dispute cannot be resolved informally, and given our desire to establish a speedy, impartial and cost-effective way to resolve disputes, the final stage of the IDR Policy provides the unresolved matter will be submitted to final and binding arbitration. This is Teradata’s and my mutual Arbitration Agreement (“Agreement”).

This Agreement to arbitrate includes every possible claim, dispute, or cause of action, in law or equity, arising out of or relating in any way to my employment with Teradata or the termination of my employment, to the maximum extent permitted by law, whether asserted during my employment with Teradata or after it has ended, including claims that I or my heirs, successors, administrators, and assigns may have against Teradata or against any of its current and former officers, directors, employees, representatives, contractors, owners, shareholders, or agents in their capacity as such, and all successors and assigns of any of them, or claims that Teradata may have against me (collectively, “Claims”).

Claims subject to this Agreement include, but are not limited to, claims pursuant to any federal, state or local law or statute including (without limitation) the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act, the Fair Labor Standards Act, the federal Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniform Service Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the California Fair Employment and Housing Act, the California Labor Code, the California Equal Pay Act, and the California Family Rights Act, all as amended; Claims for wages, overtime, or other compensation due; Claims involving meal and rest breaks; Claims for benefits (except where an employee benefit plan specifies that its claim procedure shall culminate in an arbitration procedure different from this one); Claims for breach of contract or other promise (oral or written, express or implied); Claims for any form of illegal discrimination or harassment under state or federal law; Claims for wrongful termination or discharge (constructive or actual); Claims for violation of any public policy; Claims for improper, unfair, and/or retaliatory treatment or dismissal; and all tort Claims. Claims not covered by this Agreement are claims for workers’ compensation benefits, unemployment compensation benefits, claims governed by ERISA or other claims that, as a matter of law, the parties cannot agree to arbitrate. I understand that while I still have a right to file a charge with a state or federal agency, I will submit the final resolution of any Claim to an arbitrator instead of a court or jury. Teradata and I acknowledge that, by entering into this Agreement, we both waive the right to resolve any Claims through a trial by jury, in exchange for the benefits of a speedy and less expensive dispute resolution procedure.

Teradata and I agree that we will resolve our disputes on an individual basis only. Except for representative claims under California’s Private Attorneys General Act, which cannot be waived under applicable law and which are therefore excluded from this Agreement, Teradata and I expressly intend and agree that: (a) class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (b) we will not assert class action or representative action claims in arbitration or otherwise; and (c) we shall submit only our own, individual Claims in arbitration.

The arbitrator may not consolidate more than one person’s Claims and may not otherwise preside over any form of a representative or class proceeding. This Agreement also prevents me from participating in a class action (existing or future) that is brought by any other party.

The arbitration shall be governed by the Federal Arbitration Act. The hearing will be conducted by the American Arbitration Association (the “AAA”) under the AAA’s then applicable employment arbitration rules (except as those rules are modified by this Agreement) and presided over by a sole arbitrator. The AAA rules are available online at https://www.adr.org/Rules. To file a claim, I will only be required to pay the equivalent of the fee to file a complaint in a court of local jurisdiction. Teradata will pay any remaining fees that are specific to arbitration, including the arbitrator’s fees and expenses. However, Teradata and I will each pay our own attorneys’ fees and our own standard litigation costs. If we cannot mutually agree on an arbitrator, the arbitrator will be selected according to the AAA’s rules and procedures. The arbitrator shall have the exclusive authority to rule on any challenge to his or her own jurisdiction or to the validity, enforceability, or formation of any portion of this Agreement to arbitrate.

The arbitration hearing will be held in or near the city where I worked with Teradata, or as otherwise mutually agreed to by me and Teradata. To prepare for the hearing, both Teradata and I have the right to take the sworn deposition statements of two individuals and, in addition, any expert witness expected to testify at the hearing. All documents to be used as exhibits and a list of all potential witnesses will be exchanged at least two weeks in advance of the hearing. No other discovery will be permitted unless the arbitrator finds there is a compelling need to do so and this need outweighs our desire for a quick and inexpensive resolution of the dispute. The arbitrator may consider and grant prehearing dispositive motions as he/she deems appropriate. The arbitrator will make a decision using the substantive law of the state where the claim arose or federal law where applicable. The arbitrator shall: (a) have the same full authority to order relief as would a court or a jury (including but not limited to an award of attorneys’ fees or costs under any applicable statute or written agreement); and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator’s award may be entered and enforced by any court with jurisdiction.

This Agreement is not an employment contract and does not alter the terms of my at-will employment relationship with Teradata. Our mutual willingness to submit all disputes to arbitration is consideration for this Agreement. As additional consideration, I understand Teradata requires me to sign this Agreement as a condition of the compensation and benefits provided to me now and during my employment with Teradata.

This is the entire Agreement between Teradata and me relating to arbitration and supersedes any other written or oral agreement relating to arbitration, except for the IDR Policy which remains in full force and effect (however, in the event this Agreement and the IDR Policy conflict, this Agreement shall govern). This Agreement to arbitrate shall survive termination of my employment at Teradata. I have had a full opportunity to review this Agreement and I understand and agree to its terms. This Agreement can only be revoked or modified by a writing signed by both me and an officer of Teradata. If any portion of this Agreement is held to be void or unenforceable under any federal, state, or local law, the rest of the Agreement will remain in full force and effect.